UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12

INNSUITES HOSPITALITY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2018 Annual Meeting of Shareholders of InnSuites Hospitality Trust (the “Trust”) will be held at the InnSuites Hospitality Trust corporate offices located at 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020 (phone: 602-944-1500) on Tuesday, January 29, 2019, at 1:00 P.M., local time, for the purpose of considering and acting upon the following matters:

1.	The election of the Trustees named in this proxy statement and recommended by the Board of Trustees to hold office until the 2021 Annual Meeting of Shareholders and until his respective successor shall be duly elected and qualified (listed as Proposal No. 1 on the Proxy Card);
2.	To ratify the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. (“Hall & Company”) as the independent registered public accounting firm of the trust for the year ending January 31, 2019. (listed as Proposal No. 2 on the Proxy Card); and

Shareholders of the Trust of record at the close of business on December 10, 2018 are entitled to vote at the 2018 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Trustees

/s/ MARC E. BERG
Phoenix, Arizona	Secretary
December 14, 2018
Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on January 29, 2019

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended January 31, 2018 are available at our Internet website at www.innsuitestrust.com.

i

InnSuites Hotels Centre
1730 E. Northern Avenue, Suite 122
Phoenix, Arizona 85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Board of Trustees of InnSuites Hospitality Trust (“IHT” or “the Trust”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, January 29, 2019, and any adjournments or postponements thereof. In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by regular or electronic mail, telephone or personal contact, for which they will not receive additional compensation. We will pay all costs of soliciting proxies and will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on December 10, 2018 (the record date) will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of that date, there were 9,573,175 Shares issued and outstanding. Each outstanding Share is entitled to one vote on all matters that properly come before the Annual Meeting. A majority of the issued and outstanding Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “ FOR ” the election of the Trustee nominees named herein (Proposal No. 1), “ FOR ” approval of the ratification of the appointment of Hall & Company as the independent registered public accounting firm of the Trust for the year ending January 31, 2019 (Proposal No. 2) (the “Ratification of Hall & Company”), and in the discretion of the persons voting the Shares represented by proxies if any other business properly comes before the meeting. The number of Shares printed on your proxy card(s) represents all your Shares under a particular registration. Receipt of more than one proxy card means that your Shares are registered differently and are in more than one account. To ensure that all of you Shares are voted at the Annual Meeting, sign and return all proxy cards you receive pursuant to the instructions thereon.

The election of each Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Approval of the Ratification of Hall & Company Proposal requires the affirmative vote of the holders of a majority of the shares cast on the proposal.

Abstentions, but not broker non-votes, will be tabulated in determining the votes present at the Annual Meeting for purposes of determining a quorum. If your Shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your uninstructed Shares only on matters on which it is permitted to exercise authority (“routine” matters). A broker non-vote occurs when a broker, bank or other holder of record holding Shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Brokers may not exercise their discretion to vote uninstructed Shares for the election of the Trustees because the election of Trustees is not considered routine. Therefore, if your Shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your Shares to be voted on each of the proposals to be voted on at the Annual Meeting.

Abstentions will have the same effect as votes against the Trustee nominees, as each abstention will be one less vote for each Trustee nominee. Broker non-votes will have no effect on the election of the Trustees.

This proxy statement and the voting form of proxy will be mailed to our shareholders on or about December 10, 2018. We are also mailing with this proxy statement our Annual Report to Shareholders for the fiscal year ended January 31, 2018 (“fiscal year 2018”).

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Shares, by giving notice in writing to our Secretary, or by voting your Shares in person at the Annual Meeting (but your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Representatives of American Stock Transfer and Trust Company, LLC (“American Stock Transfer”), our transfer agent, will tabulate the votes. A designee from American Stock Transfer will be responsible for reviewing the vote count at the Annual Meeting as election inspector.

Electronic Access to Future Proxy Materials

If you are a registered shareholder and would like to reduce the costs incurred by us in mailing proxy materials, you may consent to accessing all future shareholder communications (e.g., proxy materials, annual reports and interim communications) over the Internet instead of receiving copies in the mail. If you choose electronic access to future shareholder communications, we will discontinue mailing future shareholder communications to you but you will receive a proxy card in the mail with instructions containing the Internet address to access shareholder communications. If you provide your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable Trust. Once you provide your consent, it will remain in effect until you inform us otherwise. If your Shares are held through a bank, broker, trustee or another nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

Election of Trustees
(Proposal No. 1 on the Proxy Card)

At the Annual Meeting, two Trustees (Marc E. Berg and Jessie Ronnie Chase) will stand for election as Trustee’s each to serve a three-year term expiring at the 2021 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified. Mr. Berg has been a Trustee since January 30, 1998. Mr. Berg is standing for re-election at the Annual Meeting as his current term as a Trustee expires at the Annual Meeting. Mr. Chase has been a Trustee since December 22, 2015. Mr. Chase is standing for re-election at the Annual Meeting as his current term as Trustee expires at the Annual Meeting.

Unless a shareholder requests that a proxy be voted against Mr. Berg and/or Mr. Chase, the sole nominees for Trustee, in accordance with the instructions set forth on the proxy card, Shares represented by proxies solicited hereby will be voted “ FOR ” the election of both Mr. Berg and Mr. Chase as Trustees. Mr. Berg and Mr. Chase have consented to being named in this proxy statement and to serve if elected. Should Mr. Berg or Mr. Chase subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the Board of Trustees does not currently expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a substitute nominee in their discretion.

Our Board of Trustees currently has five members and is divided into three classes, Effective immediately following the Annual Meeting, the Board of Trustee will consist of five members and will be divided into three classes as follows:

•	two Trustees in the class whose term will expire at the 2021 Annual Meeting of Shareholders;
•	one Trustee in the class whose terms will expire at the 2020 Annual Meeting of Shareholders; and
•	two Trustees in the class whose terms will expire at the 2019 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his or her successor is duly elected and qualified. The Board of Trustees has determined that Messrs. Chase, Lee T. Kutasi, and Steven Robson, who constitute a majority of the Board of Trustees, are “independent” as defined by the NYSE American listing standards and the rules of the SEC for the purposes of serving on the Board of Trustees and each committee of which they are members. Messrs. Berg and James F. Wirth are our executive officers and are not independent. Except as described under “Certain Transactions” below, there were no transactions, relationships or arrangements in fiscal year 2018 that required review by the Board for purposes of determining Trustee independence.

We request that all of our Trustees attend our Annual Meetings of Shareholders. All Trustees were present at the last Annual Meeting of Shareholders. All incumbent Trustees attended 100% of the meetings held by the Board of Trustees and the Committees on which the Trustee served during fiscal year 2018. In addition, the independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Vote Required

The election of the Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.

Recommendation the Board of Trustees

Our Board of Trustees recommends that you vote “FOR” the election of Mr. Berg and Mr. Chase as Trustees.

Approval of the Ratification of Hall & Company
(Proposal No. 2 on the Proxy Card)

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2019. Hall and Company, Inc. has been the Trust’s independent registered public accounting firm since 2015 and audited our financial statements for the years ending January 31, 2018 and 2017.

The shareholders are being requested to ratify the appointment of Hall & Company at the Annual Meeting. The Company anticipates that a representative of Hall & Company will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate shareholder questions.

Neither the Company’s Articles of Incorporation nor the Company’s Bylaws require that shareholders ratify the appointment of Hall & Company as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Hall and Company, Inc., but may, nonetheless, retain Hall & Company as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm. If shareholders of record do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the ratification of the appointment of Hall and Company as the Company’s independent registered public accounting firm. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm as this is a routine matter.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF HALL AND COMPANY, INC.

Board of Trustees and Executive Officers

Nominees, Trustees and Executive Officers

The biographies of our two nominees for Trustee, Mr. Berg and Mr. Chase, each of the Trustees whose terms will continue after the Annual Meeting, and our current executive officers, are set forth below. The information concerning our Trustee nominees, continuing Trustees and executive officers set forth below is based in part on information received from the respective Trustee nominees, continuing Trustees and executive officers and in part on our records. The information below sets forth the name, age, term of office, outside directorships and principal business experience for the Trustee nominees, continuing Trustees and executive officers of the Trust and includes the specific experience, qualifications, attributes and skills that led to the conclusion that the Trustee nominees and Trustees should serve on our Board of Trustees, in light of the Trust’s business and structure.

On December 6, 2017, the Board of Trustees approved a reduction in the total number of Trustees from seven to five effective immediately following the Annual Meeting. We believe that a smaller board is more effective for a company of our size and will operate more efficiently. If elected, Mr. Berg and Mr. Chase’s terms as Trustees will expire at the 2021 Annual Meeting of shareholders.

Nominee Whose Term, if Elected, Will Expire in 2021	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Marc E. Berg	66
Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President - Acquisitions and Dispositions of the Trust from December 16, 1998 to February 10, 1999. Consultant to InnSuites Hotels since 1989.

Prior to InnSuites, Mr. Berg was a wealth manager at Valley National Bank where his portfolio consisted of over half a billion dollars in equities, bonds and fixed income securities. Mr. Berg also worked at Young, Smith and Peacock, an investment banking firm, in public finance.

Mr. Berg has been qualified as a US Trustee in Chapter 11 cases, a Registered Investment Advisor with the SEC and holds both an MBA (Finance) degree from the WP Carey Business School at Arizona State University as well as a Masters in International Management from the Thunderbird Graduate School of International Management. His undergraduate degree was a BSBA from American University in Washington, D.C.

Mr. Berg has in-depth familiarity with the operations of the Trust and extensive experience in property acquisitions. In addition, Mr. Berg has served on our Board nearly 20 years.
			January 30, 1998

Nominee Whose Term, if Elected, Will Expire in 2021	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Jessie Ronnie Chase(3)(6)(7)	67
President and owner of Park Avenue Investments, a real estate investment firm, since 2000. From 1993 - 2003, Mr. Chase provided investor and management expertise to InnSuites Hotels, a subsidiary of the Trust.

With over 35 years of real estate investment and hospitality experience, including experience managing a variety of real estate assets, Mr. Chase brings to our Board with wide-ranging and in-depth experience in hotel management companies, technology and operations.
			December 22, 2015
Nominee Whose Term Will Expire in 2020	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Steven S. Robson(1)(2)(3)(5)	61
Owner of Scott Homes, residential real estate developers.

Mr. Robson has strategic leadership and residential real estate development experience as well as experience in negotiating complex transactions and maintaining mission, vision and values. In addition, Mr. Robson has served on our Board for nearly 20 years.
			June 16, 1998
Trustees Whose Terms Expire in 2019	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Leslie (Les) T. Kutasi(1)(2)(3)(4)	67
Founder and President of Trend-Tex International, a multi-line textile sales and marketing Trust, since 2000. In 1996, Mr. Kutasi founded Pacesetter Fabrics, LLC, a start-up textile importer and converter, and served as its Chief Executive Officer until 2000. Prior to that, he served as President of California Textile Sales from 1990 to 1996 and Director of Sales of Lorber Industries from 1988 to 1989. Mr. Kutasi has been a member of World Presidents Organization Inc. (WPO Arizona) since 2006.

Mr. Kutasi has more than 35 years of residential real estate and investment experience that is valuable to our Board.
			January 31, 2013

Trustees Whose Terms Expire in 2019	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
James F. Wirth	71
Chairman and Chief Executive Officer of the Trust since January 30, 1998, also serving as President of the Trust until February 1, 2012. Manager and primary owner (together with his affiliates) of Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980. Elected as President of the Trust effective June 14, 2018.

Mr. Wirth has significant real estate and hotel industry experience and extensive experience with the Trust. He also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests. In addition, Mr. Wirth has served on our Board nearly 20 years.
			January 30, 1998
1	Member of the Audit Committee.
2	Member of the Compensation Committee.
3	Member of the Governance and Nominating Committee.
4	Chair of the Audit Committee.
5	Chair of the Compensation Committee.
6	It is anticipated that Mr. Chase will be nominated as the Chair of the Governance and Nominating Committee immediately following the Annual Meeting.
7	It is anticipated that Mr. Chase will be appointed to the Audit Committee immediately following the Annual Meeting.

Other Executive Officers

Pamela J. Barnhill
Ms. Barnhill resigned from her position as President and Chief Operating Officer of the Trust June 2018 President and Chief Operating Officer of the Trust since February 1, 2012. Ms. Barnhill joined the Trust in 2002 as General Manager and progressed with the Trust through roles in revenue management, operations, sales and trademark licensing. Prior to joining the Trust, Ms. Barnhill’s career included roles with Motorola Semiconductor, Franchise Finance Corporation of America (FFCA) and Pittiglio, Rabin, Todd & McGrath (PRTM) Management Consulting. She has served as a Board Member for the Independent Lodging Industry Association since 2011. She earned a Masters of Business Administration (MBA) from Carnegie Mellon University, and a Bachelor of Arts in Economics and Mathematics cum laude with honors from the University of Arizona.

Adam B. Remis, MSIM, CPA, CISA
Mr. Remis resigned from his position of Chief Financial Officer of the Trust on June 2018. Chief Financial Officer of the Trust since March 18, 2013. In November 2017, Mr. Remis won the Chief Financial Officer of the Year award from the Financial Executives International (FEI) - Arizona Chapter organization. Mr. Remis has almost 20 years of combined accounting, audit, tax and technology consulting experience. Prior to joining the Trust, Mr. Remis’s career included positions with Deloitte & Touche and Jefferson Wells. Mr. Remis has a Master of Science in Information Management from Arizona State University and a Bachelor of Science degree in Quantitative Economic Decision Sciences from the University of California, San Diego. In February 1997, Mr. Remis became a CPA and was admitted to practice in the State of Arizona. He also holds a Certified Information Systems Auditor (CISA) certification from the Information Systems Audit and Controls Association (ISACA). Mr. Remis has previously served as President of the local Arizona chapter of ISACA and continues to serve as a member of its Board of Trustees. Age: 50.

Vernon G. Moore	Mr. Moore has been the Chief Financial Officer since July 23, 2018. Please see the Trust filing on a current Form 8K filed with the SEC on July 25, 2018 related to the appointment of Vernon G. Moore.

Ms. Barnhill, our former President and Chief Operating Officer, is Mr. Wirth’s daughter. There are no other family relationships that require disclosure pursuant to the SEC’s rules, and none of our Trustees, Trustee nominees or executive officers were nominated, elected or appointed to their positions pursuant to any arrangement or understanding between them and any other person.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders. Nominees for Trustees are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees. In accordance with its charter, the Governance and Nominating Committee discusses diversity of experience as one of many factors in identifying nominees for Trustee, but does not have a policy of assessing diversity with respect to any particular qualities or attributes. The Trustees are fully aware of the fact of the only two female Trustees have left their positions of Trustees to the Trust and the Trustees expect to discuss this in the further at future Trustee meetings. In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria. The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve. Our Board of Trustees is satisfied that the backgrounds and qualifications of our Trustees, considered as a group, provide a mix of experience, knowledge and abilities that allows our Board to fulfill its responsibilities.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees. A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Mr. Chase, Chairperson of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Leadership Structure of the Board of Trustees

Mr. Wirth, our Chief Executive Officer, currently serves as Chairman of the Board. Our Second Amended and Restated Declaration of Trust, as amended, provides that the Trustees shall annually elect a Chairman who shall be the principal officer of the Trust. Mr. Wirth has served as Chairman of our Board of Trustees and our Chief Executive Officer since January 30, 1998. Our Board of Trustees has determined that the Trust has been well-served by this structure of combined Chairman and Chief Executive Officer positions and that this structure facilitates strong and clear leadership, with a single person setting the tone of the organization and having the ultimate responsibility for all of the Trust’s operating and strategic functions, thus providing unified leadership and direction for the Board of Trustees and the Trust’s executive management. Our Chairman also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests. Mr. Wirth was elected to President of the Trust on June 15, 2018.

The Trust does not have a lead independent Trustee, but receives strong leadership from all of its members. Our Board Committees consist of only independent members, and our independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management. In addition, our Trustees take active and substantial roles in the activities of our Board of Trustees at the full Board meetings. Our Trustees are able to propose items for Board meeting agendas, and the Board’s meetings include time for discussion of items not on the formal agenda. Our Board believes that this open structure, as compared to a system in which there is a designated lead independent trustee, facilitates a greater sense of responsibility among our Trustees and facilitates active and effective oversight by the independent Trustees of the Trust’s operations and strategic initiatives, including any risks.

The Board’s Role in Risk Oversight

Our management devotes significant attention to risk management, and our Board of Trustees is engaged in the oversight of this activity, both at the full Board and at the Board Committee level. The Board’s role in risk oversight does not affect the Board’s leadership structure. However, our Board’s leadership structure supports such risk oversight by combining the Chairman position with the Chief Executive Officer position (the person with primary corporate responsibility for risk management).

Our Board’s role in the Trust’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory and strategic risks. The Board of Trustees requires management to report to the full Board (or an appropriate Committee) on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. In addition, pursuant to its charter, the Audit Committee is tasked with reviewing with the Trust’s counsel major litigation risks as well as compliance with applicable laws and regulations, discussing with management its procedures for monitoring compliance with the Trust’s code of conduct, and discussing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust.

Our Board also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational, and financial initiatives and its oversight of management’s implementation of those initiatives. The Board periodically reviews with management its strategies, techniques, policies, and procedures designed to manage these risks. Under the overall supervision of our Board, management has implemented a variety of processes, procedures, and controls to address these risks.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1730 E. Northern Avenue,

Suite 122, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is an “Interested Party-Board of Trustees Communication.” The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention. Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

Code of Ethics for Senior Financial Officers

We have a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions. We have posted our Code of Ethics on our website at www.innsuitestrust.com. We intend to satisfy all SEC and NYSE American disclosure requirements regarding any amendment to, or waiver of, the Code of Ethics relating to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website unless the NYSE American requires a Form 8-K. In addition, we have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and Trustees. It is also available on our website at www.innsuitestrust.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. The SEC has established specific due dates for these reports, and we are required to disclose in this Proxy Statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us, we believe that all our Trustees, executive officers and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2018.

Board Committees

The incumbent Trustees attended 100% of the aggregate number of meetings held by the Board of Trustees and the Committees on which the Trustees served during fiscal year 2018. The Board of Trustees met four times during the fiscal year ended January 31, 2018. The independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services. The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Audit Committee met four times during fiscal year 2018.

All members of the Audit Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE American’s listing standards. Immediately following the Annual Meeting, it is anticipated that Mr. Chase will be appointed to the Audit Committee immediately following the Annual Meeting. Mr. Chase is “independent” as defined by SEC rules and the NYSE American listing standards. The Board of Trustees has determined that Mr. Kutasi, a member and the chairman of our Audit Committee, qualifies as an “audit committee financial expert” under applicable SEC rules. We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements included in the Trust’s Annual Report on Form 10-K for the fiscal years ended January 31, 2018 and 2017 with the management of the Trust. In addition, the Audit Committee has discussed with Hall & Company Certified Public Accountants and Consultants, Inc. (“Hall & Company”), the independent registered public accounting firm that audits the Trust, the matters required to be discussed under Public Trust Accounting Oversight Board Auditing Standard No. 1301.

Communications with Audit Committees: The Audit Committee has also received and reviewed the written disclosures and the letter from Hall & Company required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hall & Company’s communications with the Audit Committee concerning independence, and has discussed with Hall & Company its independence from the Trust, including the compatibility of any non-audit services with Hall & Company’s independence. The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit services.

Based on the foregoing, the Audit Committee recommended to the Board of Trustees that such audited financial statements be included in the Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 that was filed with the Securities and Exchange Commission.

By the Audit Committee of the Board of Trustees:

Les T. Kutasi, Chairman
Steven S. Robson
Jessie Ronnie Chase

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan. A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this proxy statement under “Compensation of Trustees and Executive Officers - Executive Compensation Overview.” The Compensation Committee met twice during the fiscal year ended January 31, 2018.

All members of the Compensation Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE American’s listing standards. We have posted our Amended and Restated Compensation Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman
Les T. Kutasi

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending Committee members for appointment by the Board of Trustees. See “Board of Trustees and Executive Officers - Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated. The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by the NYSE American and the SEC. The Governance and Nominating Committee met once during the fiscal year ended January 31, 2018.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by the SEC’s rules and NYSE American listing standards. We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Governance and Nominating Committee of the Board of Trustees:

Les T. Kutasi
Steven S. Robson
Jessie Ronnie Chase

Compensation of Trustees and Executive Officers

The following overview relates to the compensation of our executive officers listed in the Summary Compensation Table set forth below during fiscal year 2018. Our executive officers are James F. Wirth, Chairman of the Board and Chief Executive Officer, Pamela J. Barnhill, President, Chief Operating Officer and Trustee, Marc E. Berg, Executive Vice President, Secretary, Treasurer and Trustee, and Adam B. Remis, Chief Financial Officer. Ms. Pam Barnhill and Mr. Remis resigned from their respective positions June 14, 2018.

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees currently consists of three independent Trustees. The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our executive officers. The Committee annually evaluates the performance of our executive officers. Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including any bonuses. The Committee does not use an independent compensation consultant to assist it with its responsibilities. The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel. In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust. The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Compensation for our executive officers has two main components, salary and bonus, as well as a benefits component. A base salary is a fixed compensation component subject to annual adjustment and review, if appropriate, that is designed to attract, retain, and motivate our executive officers and to align their compensation with market practices. As discussed below, for fiscal year 2018, the bonus component consisted of performance-based cash bonuses, additional discretionary cash bonuses to Mr. Berg for his efforts related to refinances of certain properties, and grants of performance-based stock options that were intended to incentivize the growth of our IBC Hotels segment. Our executive officers did not actually receive any shares pursuant to their stock option grants as we determined that the cost of the stock options would have been too high to the Trust due to required accounting charges and worked with our executive officers to rescind the grants, with all of our executive officers voluntarily surrendering their stock options to the Trust, without any consideration, in fiscal year 2018.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites. The benefits offered to our executive officers are those that are offered to all of our full-time employees. We do not offer our executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies, if necessary, and approves the compensation packages for our executive officers.

Elements of Compensation

In setting the compensation for each executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each executive officer, (iii) the experience and skills of the executive officer, and (iv) the importance of the executive officer to the Trust.

Base Salary and Discretionary Cash Bonuses

We pay base salaries to our executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the executive officer’s skills, the demands of his or her position and the relative size of the Trust. In establishing base salaries for our executive officers, the Compensation Committee considers our overall performance and the performance of each individual executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects. Additionally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers. Although the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates, the performance of our Shares or our financial performance and the annual salaries determined by the Compensation Committee for any of our executive officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

Fiscal Year 2017

As Mr. Wirth holds a significant ownership stake in the Trust, the Compensation Committee did not increase his salary or provide him with additional incentives. Based upon a review of Mr. Wirth’s performance and upon the recommendation of the Compensation Committee, for fiscal years 2018 and 2017, Mr. Wirth’s annual base salary remained set at $153,000. The Compensation Committee did not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth. The Compensation Committee did consider Mr. Wirth’s substantial Share ownership when setting his base salary. During fiscal years 2018 and 2017, Mr. Wirth voluntarily reduced his salary to $124,166 and $123,577, respectively, in both cases by reducing the number of hours worked per year.

On February 22, 2016, in recognition of their contributions to the Trust and market conditions, the Compensation Committee approved an increase in the annual base salaries of our executives other than Mr. Wirth (individually, an “Executive” and collectively, the “Executives”). The salary increases were effective as of February 1, 2016. Specifically, the Compensation Committee increased Ms. Barnhill’s annual base salary from $120,000 to $150,000, Mr. Berg’s annual base salary from $98,000 to $102,000, and Mr. Remis’s annual base salary from $139,000 to $147,500. These salary increases were the first increases since February 23, 2013 for Ms. Barnhill and March 15, 2008 for Mr. Berg. Mr. Remis’s annual base salary when he started with the Trust was $139,000. During fiscal year 2018 and 2017, Mr. Berg voluntarily reduced his salary to $82,347 and $65,910, respectively, in both cases by reducing the number of hours worked per year.

Fiscal Year 2018

On February 22, 2017, the Compensation Committee approved salary increases for fiscal year 2018 for our executive officers, effective as of February 1, 2017. The Committee increased Ms. Barnhill’s annual base salary from $120,000 to $150,000, Mr. Berg’s annual base salary from $98,000 to $102,000, and Mr. Remis’s annual base salary from $139,000 to $147,500. The Committee approved the increases in recognition of the contributions made to the Trust during fiscal year 2017.

Cash and Equity Bonuses

Fiscal 2017

Fiscal 2017- Short-Term Cash and Equity Bonus Program

To provide incentive to get hotel operations off to a strong start for the then-current fiscal year starting February 1, 2016, on February 22, 2016, the Committee adopted an incentive bonus program for the Executives based on the targeted gross operating profit (i.e., total revenues less operating expenses) of approximately $402,000 and approximately $395,000 (the “Target GOP”) for February 2016 and March 2016, the first two months of the fiscal year, respectively. The program provided that if the Target GOP were achieved or exceeded, each Executive would be entitled to a bonus consisting of cash and Shares of Beneficial Interest of the Trust in the amounts set forth below:

Executive Officer	Cash	Equity
Pamela J. Barnhill	$10,000	10,000 Shares of Beneficial Interest
Marc E. Berg	$2,500	2,500 Shares of Beneficial Interest
Adam B. Remis	$5,000	5,000 Shares of Beneficial Interest

Fiscal 2017- Payouts Under Short-Term Cash and Equity Bonus Program

The Trust met the Target GOP for February 2016 and March 2016 as the GOP was approximately $792,000. The Executives agreed to purchase the stock on the open market and were reimbursed by the Trust. On May 16, 2016, Ms. Barnhill purchased 5,000 Shares of Beneficial Interest at $2.449 and on May 20, 2016, Ms. Barnhill purchased 2,000 Shares of Beneficial Interest at $2.4883 and 3,000 Shares of Beneficial Interest at $2.4999 as described on Forms 4 filed with the Securities Exchange Commission on May 18, 2016 and May 24, 2016, respectively. Mr. Berg purchased 2,500 Shares of Beneficial Interest at $2.49 on May 10, 2016 as described on Form 4 filed with the Securities and Exchange Commission on May 17, 2016. Mr. Remis purchased 5,000 Shares of Beneficial Interest at $2.50 on May 18, 2016 as described on Form 4 filed with the Securities and Exchange Commission on May 18, 2016.

Fiscal 2017- Full Year Cash and Equity Bonus Program

On February 22, 2016, the Committee also adopted an incentive bonus program for the Executives for the fiscal year ended January 31, 2017 (the “2017 Fiscal Year Bonus Program”). Under the 2017 Fiscal Year Bonus Program, an Executive were to be entitled to receive a bonus consisting of cash and Shares of Beneficial Interest of the Trust up to the maximum amount set forth below upon the achievement by the Executive of performance-based objectives, which included revenue, gross operating profit and strategy for the hotel and IBC/IVH divisions and/or at the discretion of the Committee.

Executive Officer	Cash	Equity
Pamela J. Barnhill	$25,000	10,000 Shares of Beneficial Interest
Marc E. Berg	$5,000	2,500 Shares of Beneficial Interest
Adam B. Remis	$10,000	5,000 Shares of Beneficial Interest

These performance-based objectives were achieved for the period ended April 30, 2016.

Fiscal 2017- Payouts Under Full Year Cash and Equity Bonus Programs

On January 24, 2017, the Compensation Committee exercised negative discretion, based on the Trust’s financial condition and its limited cash flow in fiscal 2017, and the Compensation Committee and the Board of Trustees approved the following payouts for the Executives under the Full Year Cash and Equity Bonus Program. The payouts were accrued as of January 31, 2017 and paid to the Executives in February 2017.

Executive	Cash	Equity
Pamela J. Barnhill	$5,000	3,000 Shares of Beneficial Interest
Marc E. Berg	$1,000	750 Shares of Beneficial Interest
Adam B. Remis	$2,000	1,500 Shares of Beneficial Interest

Fiscal 2018

Fiscal 2018- Short-Term Cash and Equity Bonus Program

On January 24, 2017, the Compensation Committee and the Board, with the advice of Mr. Wirth, our Chairman and Chief Executive Officer, authorized the following additional bonuses for the Executives, up to the maximum amounts listed below, which may be earned based on the growth and financial developments of IBC Hotels during the period from February 1, 2017 through May 31, 2017 and the Trust’s cash availability, with such bonuses, if any, to be paid before January 31, 2018.

Executive	Cash	Equity
Pamela J. Barnhill	$5,000	3,000 Shares of Beneficial Interest
Marc E. Berg	$1,000	750 Shares of Beneficial Interest
Adam B. Remis	$2,000	1,500 Shares of Beneficial Interest

In addition, the Compensation Committee and the Board, with the advice from Mr. Wirth, our Chairman and Chief Executive Officer, also authorized the following bonuses for the Executives, up to the maximum amounts listed below, which may be earned based on the IBC Hotels division growth and financial developments during the period from June 1, 2017 through December 31, 2017 and the Trust’s cash availability, with such bonuses, if any, to be paid before January 31, 2018.

Executive	Cash	Equity
Pamela J. Barnhill	$10,000	4,000 Shares of Beneficial Interest
Marc E. Berg	$2,000	1,000 Shares of Beneficial Interest
Adam B. Remis	$4,000	2,000 Shares of Beneficial Interest

Fiscal 2018- Full Year Cash and Equity Bonus Program

On January 24, 2017, the Compensation Committee also adopted an incentive bonus program for the Executives for the full fiscal year ending January 31, 2018 (the “2018 Fiscal Year Bonus Program”). Under the 2018 Fiscal Year Bonus Program, an Executive will be entitled to receive a bonus consisting of cash and Shares of Beneficial Interest of the Trust, up to the maximum amounts set forth below, upon the achievement by the Executive of performance-based objectives which included exceeding budget by at least 5% for hotel revenues, hotel gross operating profits, IBC Hotels division revenues and IBC Hotels division profits.

Executive	Cash	Equity
Pamela J. Barnhill	$25,000	10,000 Shares of Beneficial Interest
Marc E. Berg	$5,000	2,500 Shares of Beneficial Interest
Adam B. Remis	$10,000	5,000 Shares of Beneficial Interest

The bonuses discussed above are discretionary. In April 2018, the CEO determined, based on his discretionary and after carefully evaluating the financial performance of both the hotels and our technology division, decided to award 50% of the cash and equity noted above to the Executives.

Fiscal 2018-2019-IBC Bonuses

IBC Hotels Inc., a wholly owned subsidiary of the Trust, began exploring financial and strategic options for the subsidiary and engaged an investment banker to assist. As reported in a Current Report on Form 8-K dated August 21, 2018, on August 15, 2018, InnSuites Hotels, Inc., a wholly-owned subsidiary of the Trust, entered into an Agreement to sell IBC Hotels, LLC to 102037739 Saskatchewan Ltd., a wholly-owned subsidiary of OBASA Capital Investments, Inc., an unrelated third party, for $3,000,000. The transaction closed, and closing funds of $250,000 were transferred to IHT, on August 16, 2018. The sale was made effective as of August 1, 2018. See “Certain Transactions- Sale of IBC Hotels LLC”” below. Please see Item 10 of Part III of our filing on Form 10-K for the year ended January 31, 2018 filed with the SEC on May 16, 2018 for detail discussion on the related IBC bonus plan.

No bonuses have been paid under the IBC bonus agreement.

Performance-Based Cash Bonuses

Fiscal 2017 - Performance-Based Cash Bonuses

Our executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan equal to 15% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region. The general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis. Under the plan, if the hotel’s actual quarterly and annual GOP exceeds the budgeted GOP, each general manager is eligible for a potential maximum annual bonus of $20,000, consisting of a potential maximum quarterly bonus of $2,000 per quarter and a potential maximum year-end bonus of $11,000a risk management bonus of $1,000 and a discretionary excellent property score inspection from Best Western of $1,000.”

Quarterly General Manager GOP Bonus Potential:

Percentage of Budgeted Quarterly GOP Achieved	Cash Bonus
Less than 95%	$0
95%	$500
98%	$1,000
102%	$1,500
106% or more	$2,000

Year-End General Manager GOP Bonus Potential:

Percentage of Budgeted Annual GOP Achieved	Cash Bonus
Less than 95%	$0
95%	$1,000
98%	$2,000
102%	$5,000
106%	$9,000
108% or more	$11,000

In fiscal year 2018, each of our executive officers received an annual cash bonus equal to 15% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region. The general manager aggregate cash bonuses for fiscal year 2017 were as follows:

Period	GM Aggregate Cash Bonus
First Quarter	$5,900
Second Quarter	$2,000
Third Quarter	$3,000
Fourth Quarter	$2,500
Year End	$17,000

Accordingly, each of our executive officers received a cash bonus of $4,560 for fiscal year 2018.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan. We also have a mandatory matching contribution for our 401(k) plan. We do not have a pension plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as our other employees.

Fiscal Year 2018 Summary Compensation Table

The table below shows individual compensation information paid to our executive officers for our fiscal years ended January 31, 2018 and 2017:

Name and Principal Position(1)	Fiscal Year Ending Jan. 31,	Salary ($)	Discretionary Bonus ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(1)(2)(3)	Total ($)
James F. Wirth, Chief Executive Officer	2018	124,165	0	5,435	—	129,600
	2017	123,577	0	5,720	4,589	133,886

Adam B. Remis, Chief Financial Officer, resigned June 2018	2018	147,500	29,240	5,435	700	187,875
	2017	147,500	33,320	5,720	500	187,040

Marc E. Berg, Executive Vice President	2018	82,347	10,620	5,435	1,200	99,602
	2017	65,910	19,910	5,720	1,200	92,740

Pamela J. Barnhill, Vice Chairperson, President and Chief Operating Officer, resigned June 2018	2018	150,000	21,480	5,435	8,739	185,654
	2017	150,000	5,080	5,720	9,131	185,654
(1)	Matching contributions made under our 401(k) plan to our executive officers with a maximum of $500 per calendar year are included in all other compensation.
(2)	Ms. Barnhill and Mr. Wirth were the account name holder for the Trust’s corporate purchase cards as described in the “Certain Transactions – Guarantees” section below. The corporate purchase cards provide American Express Membership Rewards to Ms. Barnhill and Mr. Wirth. For the fiscal years ended January 31, 2018 and 2017, Ms. Barnhill received 703,909 American Express Membership Rewards, with an estimated value of and $7,039 which amounts are included in all other compensation. For the fiscal year ended January 31, 2017, Mr. Wirth received 45,890 American Express Membership Rewards, with an estimated value of and $4,589 which amounts are included in all other compensation. For the fiscal year ended January 31, 2018, the Trust did not utilize Mr. Wirth’s American Express accounts and therefore, no American Express Membership Rewards were earned.
(3)	In addition to the employer 401(k) match provided to all eligible Trust employees, Mr. Berg through his Berg Investment Advisors company, was compensated $46,000 for additional consultative services rendered by Mr. Marc Berg,. Ms. Barnhill, Mr. Berg and Mr. Remis received, and received a monthly travel expense reimbursement of $100. For the fiscal year ending January 31, 2018 and 2017, Ms. Barnhill and Mr. Berg received $1,200 in expense reimbursement and Mr. Remis received a total reimbursement expense of 200.00 as his reimbursement started on December 1, 2017.
(4)	During fiscal year ending January 31, 2018 and January 31, 2017, Mr. Remis received $24,000 and $9,500 respectively, discretionary bonus approved by the Compensation Committee for additional professional services rendered over and beyond his normal scope of duties. Mr. Berg received a discretionary bonus approved by the Compensation Committee team of $8,000 and Ms. Barnhill received a discretionary bonus of $5,000 which was awarded in the fiscal year 2017 but paid in during fiscal year 2018.
(5)	During fiscal year ending January 31, 2018, Ms. Barnhill, Mr. Berg and Mr. Remis received a discretionary bonus of $5,000, $1,000 and $2,000 respectively and issuance of 3,000, 750 and 1,500 shares of beneficial interest valued at $2.16 per share which was paid to each Executive prior to January 31, 2018. In addition, for the fiscal year ending January 31, 2018, Ms. Barnhill, Mr. Berg and Mr. Remis received a discretionary bonus of $12,500, $2,500 and $5,000 respectively and issuance of 5,000, 1,250 and 2,500 shares of beneficial interest valued at $1.51 per share which has been accrued and wasn’t paid as of January 31, 2018.
(6)	During fiscal year ending January 31, 2018 and 2017, Mr. Wirth, Ms. Barnhill, Mr. Berg and Mr. Remis received Non-Equity Incentive Plan Compensation consisting of Fiscal 2017 – Performance Based Cash Bonuses of $5,435.

During fiscal year 2018 and 2017, we did not grant any stock options or any other equity-based awards. None of our executive officers owned any stock options, or had any outstanding unvested Shares, as of January 31, 2018 and 2017. A total of 1,434,500 stock options were granted during the first quarter of fiscal year 2016 subject to shareholder approval which has not occurred yet and may not occur depending upon Managements’ evaluation of the accounting and legal implications of the 2015 Plan. Consistent with ASC 718-10-55-10, compensation cost associated with issuance of these options has not been recognized as shareholder approval is not perfunctory. For stock option grants during fiscal year 2018 and additional information about our stock option plan, see Note 26 to our Consolidated Financial Statements - “Stock Options.”

Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers and Trustees. The agreements provide for indemnification against all liabilities and expenses reasonably incurred by an officer or

Trustee in connection with the defense or disposition of any suit or other proceeding, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, because of his or her position at the Trust. There is no indemnification for any matter as to which an officer or Trustee is adjudicated to have acted in bad faith, with willful misconduct or reckless disregard of his or her duties, with gross negligence, or not in good faith in the reasonable belief that his or her action was in our best interests. We may advance payments in connection with indemnification under the agreements. The level of indemnification is to the full extent of the net equity based on appraised and/or market value of the Trust.

Potential Payments Upon Change in Control

We do not have employment agreements with our executive officers. Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares. However, if a change in control had occurred on January 31, 2017, none of our executive officers would have received any payment under the Plan upon a change in control because none had any awards outstanding under our 1997 Stock Incentive and Option Plan as of that date.

Fiscal Year 2018 Trustee Compensation

The table below shows individual compensation information for our non-employee Trustees for our fiscal year ended January 31, 2018. Compensation information for Messrs. Wirth and Berg and Ms. Barnhill, who do not receive additional compensation for their service as Trustees, is included in the Summary Compensation Table above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Cynthia Ketcherside	$0	$12,960	$12,960
Leslie T. Kutasi	$0	$12,960	$12,960
Steven S. Robson	$0	$12,960	$12,960
JR Chase	$0	$12,960	$12,960
(1)	The dollar amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted Shares computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions, we made in valuing restricted Shares, see Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended January 31, 2018 and 2017. The Stock Awards were based on a stock price of $2.16 which was the closing price of the Trust’s Shares of Beneficial Interest as of January 31, 2017. The Board of Trustees met on January 24, 2017 and approved the payment.

We compensate our non-employee Trustees for their services through grants of restricted Shares. The aggregate grant date fair value of these Shares is shown in the table above. These restricted Shares vested in equal monthly amounts during our fiscal year 2018. As of January 31, 2018, Messrs. Kutasi, Chase and Robson and Ms. Ketcherside did not hold any unvested Shares. As compensation for our fiscal year 2017, on February 10, 2017, we issued 6,000 additional restricted Shares (with the aggregate grant date fair value of $13,980 per grant) to each of Messrs. Kutasi and Robson and Ms. Ketcherside.

We do not pay our Trustees an annual cash retainer, per meeting fees or additional compensation for serving on a Committee or as a Committee Chair.

Certain Transactions

Sale of IBC Hotels LLC

On August 15, 2018 the Trust entered into a final sale agreement for its subsidiary IBC Hotels LLC (“IBC”) with an effective sale date as of August 1, 2018 to a third party buyer (“Buyer”). The Buyer hired Pamela Barnhill, the Trust’s former Chief Operating Officer, who is a family member of the Trust’s CEO. The sale price was $3,000,000 to be paid to IHT as follows:

1.	$250,000 at closing, which was received on August 14, 2018;
2.	A secured promissory note in the principal amount of $2,750,000 with interest to be accrued at 3.75% per annum. Interest shall accrue for the first 10 months (starting August 2018), thereafter for month 11 and 12 principal and interest payments of 50% ($25,632 per month), then the remaining amount to be amortized over 59 months (payments of $52,054 per month) with maturity in June 2024.

Note is secured by (1) pledge of the Buyer’s interest, and (2) a security interest in all assets of IBC, provided the Trust agreed to subordinate such security interest to commercially reasonable debt financing upon request.

Sale of Yuma Hotel

On July 31, 2018, the Trust entered into a purchase and sale agreement to sell its Innsuites Yuma Hotel and Suites Best Western (Yuma), together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operations, to a third party. The sale was completed on October 24, 2018. The sales price, as revised, was approximately $16.05 million, of which the net proceeds received by the Trust were approximately $9.93 million. Please see our filing on Form 8-K with the SEC on October 30, 2018 and August 1, 2018 related to the sale of the Yuma Hotel property.

Suite Hotels Realty Arrangement

On December 6, 2017, the Board of Trustees of the Trust approved potential additional indirect compensation payable to Suite Hotels Realty, an affiliate of both Mr. Wirth and Ms. Barnhill. The transaction was approved in connection with the listing for the sale of the Trust’s Yuma, Arizona hotel property with a California real estate broker. By Arizona statue, out of state brokers must work with a licensed Arizona real estate broker to conduct business in Arizona. Mr. Wirth is a licensed real estate broker in Arizona and his license is held under Suite Hotels Realty, which has agreed to assist the California real estate broker for a standard 5% of the amount of commission that the California real estate broker receives upon the consummation of the sale of our Yuma, Arizona hotel asset. No commission was earned or paid.

Management and Licensing Agreements

The Trust directly manages the Hotels through the Trust’s wholly-owned subsidiary, InnSuites Hotels. Under the management agreements, InnSuites Hotels manages the daily operations of the Hotels and one hotel owned by affiliates of Mr. Wirth. All Trust managed Hotel expenses, revenues and reimbursements among the Trust, InnSuites Hotels and the Partnership have been eliminated in consolidation. The management fees for the Hotels and the one hotel owned by Mr. Wirth are 3% of room revenue and a monthly accounting fee of $2,000 per hotel. On May 1, 2017, the management fees increased to 5% of room revenues. These agreements have no expiration date and may be cancelled by either party with 90-days written notice in the event the property changes ownership. In fiscal years 2018 and 2017, InnSuites Hotels received aggregate fees of $166,015 and $228,177, respectively, for management of the one hotel owned by affiliates of Mr. Wirth. The Trust charges management fees to related parties.

The Trust also provides the use of the “InnSuites” trademark to the Hotels and the additional hotel owned by affiliates of Mr. Wirth through the Trust’s wholly-owned subsidiary, InnSuites Hotels, at no additional charge.

Restructuring Agreements

Albuquerque Suite Hospitality Restructuring Agreement

On July 22, 2010, the Board of Trustees unanimously approved, with Mr. Wirth abstaining, for the Partnership to enter into an agreement with Rare Earth Financial, LLC (“Rare Earth”), an affiliate of Mr. Wirth, to sell units in Albuquerque Suite Hospitality, LLC (the “Albuquerque entity”), which owns and operates the Albuquerque, New

Mexico hotel property. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase at least 49% of the membership interests in the Albuquerque entity and the parties agreed to restructure the operating agreement of the Albuquerque entity. A total of 400 units were available for sale for $10,000 per unit, with a two-unit minimum subscription. On September 24, 2010, the parties revised the Amended and Restated Operating Agreement to name Rare Earth as the administrative member of the Albuquerque entity in charge of the day-to-day management.

On December 9, 2013, the Trust entered into an updated restructuring agreement with Rare Earth to allow for the sale of additional interest units in the Albuquerque entity for $10,000 per unit. Under the updated restructuring agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 150 (and potentially up to 190 if the overallotment is exercised) units. Under the terms of the updated restructuring agreement, the Trust agreed to hold at least 50.1% of the outstanding units in the Albuquerque entity, on a post-transaction basis, and intends to maintain this minimum ownership percentage through the purchase of units under this offering. The Board of Trustees approved this restructuring on December 9, 2013. The units in the Albuquerque entity are allocated to three classes with differing cumulative discretionary priority distribution rights through December 31, 2015. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Trust and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Albuquerque entity. Priority distributions of $700 per unit per year were cumulative until December 31, 2015; however, after December 31, 2015 Class A unit holders continue to hold a preference on distributions over Class B and Class C unit holders.

If certain triggering events related to the Albuquerque entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth received a restructuring fee of $128,000, conditioned upon and arising from the sale of the first 100 units in the Albuquerque entity following the December 31, 2013 restructuring. The Albuquerque entity plans to use its best efforts to pay the discretionary priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative discretionary priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Albuquerque, New Mexico property.

During the fiscal year ended January 31, 2017, there were no Class A units of the Albuquerque entity sold. As of January 31, 2017, the Trust held a 50.91% ownership interest, or 279 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.18% interest, or 1 Class C unit, and other parties held a 48.91% interest, or 268 Class A units. As of January 31, 2017, the Albuquerque entity has discretionary Priority Return payments to unrelated unit holders of approximately $142,000, to the Trust of approximately $146,000, and to Mr. Wirth and his affiliates of approximately $500. As of February 1, 2016, the Trust no longer accrues for these distributions as the preference period has expired.

On February 15, 2017, the Trust and Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling partnership units in the Albuquerque entity for $10,000 per unit. Rare Earth and the Trust have restructured the Albuquerque Entity Membership Interest by creating 250 additional Class A membership interests from General Member majority-owned to accredited investor member-owned. In the event of sale of 250 Class A Interests, total interests outstanding will change from 550 to 600 with Class A, Class B and Class C Limited Liability Company Interests (referred to collectively as “Interests”) restructured with IHT selling approximately 200 Class B Interests to accredited investors as Class A Interest. Rare Earth, as a General Partner of the Albuquerque entity, will coordinate the offering and sale of Class A Interests to qualified third parties. Rare Earth and other Rare Earth affiliates may purchase Interests under the offering. As part of this offering, Rare Earth was paid $200,000 for a restructuring fee which was recorded in Equity. This restructuring is part of the Trust’s Equity Enhancement Plan to comply with Section 1003(a)(iii) of the NYSE American Company Guide.

During the fiscal year ended January 31, 2018, there were 193 Class A units of the Albuquerque entity sold, of which 142 came from the Trust at $10,000 per unit. As of January 31, 2018, the Trust held a 22.83% ownership interest, or 137 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.17% interest, or 1 Class C unit, and other parties held a 77.00% interest, or 462 Class A units. During the fiscal year ended January 31,

2018, the Albuquerque entity has made discretionary Priority Return payments to unrelated unit holders of approximately $209,000, and to the Trust of approximately $177,000. As of February 1, 2017, the Trust no longer accrues for these distributions as the preference period has expired.

During the nine months period ended October 31, 2018, there were 14.50 Class A units sold for $145,000 ($10,000/unit), of which 14.50 came from the Trust’s Class B units, and no C units of the Albuquerque entity sold. As of October 31, 2018, the Trust held a 20.33% ownership interest, or 122 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.17% interest, or 1 Class C unit, and other third parties held a 79.50% interest, or 477 Class A units as of October 31, 2018. As of February 1, 2017, the Trust no longer accrues for these distributions as the preference period generally has expired. During the nine months period ended October 31, 2018 the Trust paid distributions in the amount of approximately $308,000, of which approximately $69,000 was to IHT, which were eliminated during the consolidation process for reporting purposes, and approximately $239,000 was to the third party the non-controlling interest holders, respectively.

Tucson Hospitality Properties Restructuring Agreement

On February 17, 2011, the Partnership entered into a restructuring agreement with Rare Earth to allow for the sale of non-controlling interest units in Tucson Hospitality Properties, LP (the “Tucson entity”), which operates the Tucson Oracle hotel property, then wholly-owned by the Partnership. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 250 units, which represents approximately 41% of the outstanding limited partnership units in the Tucson entity, on a post-transaction basis, and the parties agreed to restructure the limited partnership agreement of the Tucson entity. The Board of Trustees approved this restructuring on January 31, 2011.

On October 1, 2013, the Partnership entered into an updated restructured limited partnership agreement with Rare Earth to allow for the sale of additional interest units in the Tucson entity for $10,000 per unit. Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 160 (and potentially up to 200 if the overallotment is exercised) units. Under the terms of the updated restructuring agreement, the Partnership agreed to hold at least 50.1% of the outstanding limited partnership units in the Tucson entity, on a post-transaction basis, and intends to maintain this minimum ownership percentage through the purchase of units under this offering. The Board of Trustees approved this restructuring on September 14, 2013. The limited partnership interests in the Tucson entity are allocated to three classes with differing cumulative discretionary priority distribution rights through June 30, 2017. Class A units are owned by unrelated third parties and have first priority for distributions. Class B units are owned by the Partnership and have second priority for distributions. Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Tucson entity. Priority distributions of $700 per unit per year are cumulative until June 30, 2016; however, after June 30, 2016 Class A unit holders continue to hold a preference on distributions over Class B and Class C unit holders.

If certain triggering events related to the Tucson entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members. In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C. After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes. Rare Earth also received a restructuring fee of $128,000, conditioned upon and arising from the sale of the first 100 units in the Tucson entity following the October 1, 2013 restructuring. The Tucson entity plans to use its best efforts to pay the discretionary priority distributions. The Trust does not guarantee and is not otherwise obligated to pay the cumulative discretionary priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the Tucson, Arizona property.

During the fiscal year ended January 31, 2018, there were no units of the Tucson entity sold. As of January 31, 2018, the Partnership held a 51.01% ownership interest, or 404 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 0.38% interest, or approximately 3 Class C units, and other parties held a 48.61% interest, or approximately 385 Class A units. For the fiscal year ended January 31, 2018, the Tucson entity made discretionary Priority Return payments to unrelated unit holders of approximately $272,000 and to the Partnership of approximately $283,000. As of February 1, 2017, the Trust no longer accrues for these distributions as the preference period has expired.

During the nine months ended October 31, 2018, there were no Class A, B or C units of the Tucson entity sold. As of October 31, 2018, the Partnership held a 51.01% ownership interest, or 404 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 0.63% interest, or 5 Class C units, and other parties held a 48.36% interest, or 383 Class A units. During the nine months period ended October 31, 2018 the Trust paid distributions in the amount of approximately $139,000, of which approximately $71,000 was to RRF Limited Partnership, which were eliminated during the consolidation process for reporting purposes, and approximately $68,000 was to the third party the non-controlling interest holders, respectively.

Ontario Hospitality Properties Restructuring Agreement

On June 2, 2017, the final transaction provided for in the Purchase and Sale Agreement (“Agreement”) dated May 9, 2017 between Ontario Hospitality Properties LLLP (“Ontario”), a subsidiary of InnSuites Hospitality Trust (the “Trust”) and Minkum Investment Group, LLC or Assignee (“Buyer”) were consummated. Pursuant to the Agreement, the Buyer acquired the Best Western InnSuites Ontario Hotel and Suites property for a cash purchase price of $17.5 million with a basis of approximately $6 million which will result in a recognition of a significant profit after transactional costs. Management anticipates this will increase our equity as part of our NYSE Equity Enhancement Plan. Right, title and interest to the Best Western InnSuites Ontario Hotel and Suites hotel property was transferred on June 2, 2017. Please see our filing on Form 8-K filed with the SEC on June 7, 2018 for information related to the sale of our Ontario Hotel property.

Yuma Hospitality Properties Restructuring Agreement

As reported in a Current Report on Form 8-K dated August 1, 2018, Yuma Hospitality Properties LLLP (“Yuma”), a subsidiary of the Trust, entered into a Purchase and Sale Agreement (the “PSA”) to sell its InnSuites Yuma Hotel and Suites Best Western property together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operations. The buyer is Palm Springs Inn, LLC or Assignee (“Buyer”) an unrelated third party, for $16.250 million The transaction closed with a revised price of $16.05 million dollars.

Financing Arrangements and Guarantees

On December 1, 2014, the Trust entered into a $1,000,000 net maximum Demand/Revolving Line of Credit/Promissory Note with Rare Earth. The Demand/Revolving Line of Credit/Promissory Note bears interest at 7.0% per annum, is interest only quarterly and matures on December 31, 2018. No prepayment penalty exists on the Demand/Revolving Line of Credit/Promissory Note. The balance fluctuates significantly through the period with the highest payable balance being $630,000 during the fiscal year ended January 31, 2018. The Demand/Revolving Line of Credit/Promissory Note has a net maximum borrowing capacity of $1,000,000. Related party interest expense or income for the Demand/Revolving Line of Credit/Promissory Note for the fiscal years ended January 31, 2018 was $4,768 of expense and $16,353 of revenue, and for the fiscal year ended January 31, 2017 was $28,911 of expense.

The above Demand/Revolving Line of Credit/Promissory Notes are presented together as one line item on the balance sheet and totaled a receivable of $810,799, and a payable of $145,000 at January 31, 2018 and 2017, respectively, all of which is considered a current receivable and liability.

On July 7, 2015, the Trust’s revolving bank line of credit agreement, with a credit limit of $600,000, was changed to a four-year non-revolving note payable. The non-revolving note payable has a variable interest rate of Wall Street Journal Prime Rate plus a margin of 1% with a floor rate of 5.5%, maturing on July 3, 2019 and monthly payments of $13,978.08. The line is secured by a junior security interest in the Yuma, Arizona property and the Trust’s trade receivables. As of January 31, 2018, the non-revolving note payable balance has been paid in full.

On December 22, 2015, the Trust provided Advances to Affiliate – Related Party each in the amount of $500,000 to Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC. Mr. Wirth, individually and thru one of his affiliates owns approximately 100% and 42%, respectively, of Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC. Both notes have a due date of June 30, 2017 and accrue interest of 7.0%. During the fiscal year ended January 31, 2018, the Trust received $0 and $16,353 interest income from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively. As of January 31, 2018, the Lending from Affiliate – Related Party balance was $0 and $970,353 from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively. As of January 31, 2017, the Lending from Affiliate – Related Party balance was $19,483 and $359,684 from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively.

On January 8, 2016, in connection with the acquisition of substantially all of the assets of International Vacation Hotels (“IVH”), the Trust entered into a $400,000 business loan with Laurence Holdings Limited, an Ontario, Canada Corporation with a maturity date of February 1, 2019 pursuant to the terms of the Security Agreement and Promissory Note (“Agreement”). The Agreement requires the funds be used for the purchase of IVH assets. The agreement provides interest only payments for the first 3 months of the term and principal and interest payments for the remaining portion of the loan. The Agreement sets an interest rate of 8% per annum with no prepayment penalty. As of January 31, 2018 and 2017, the business loan balance was approximately $124,000 and $285,000, respectively. As of October, 2018, the business loan was paid in full.

On May 3, 2016, the Trust and Yuma Hospitality Properties Limited Partnership, a subsidiary of the Trust entered into a $350,000 one-year line of credit with RepublicBank AZ, N.A. (the “RepublicBank AZ Agreement”). The Republic Bank AZ agreement includes acceleration provisions upon default. The funds may be used for working capital and is guaranteed by James Wirth, the Trust’s Chairman and CEO, Gail Wirth, the Trust’s Chairman and CEO’s spouse and the Wirth Family Trust Dated July 14, 2006. As of January 31, 2018, the line of credit balance has been paid in full.

On June 20, 2017, the Trust and the Partnership together entered into an unsecured loan of $190,000 with Guy C. Hayden III (“Hayden Loan”). The Hayden loan is due on June 20, 2019 or on demand, whichever occurs first. The Hayden loan accrues interest at 7% and interest only payments shall be made monthly and are due on the first of the following month. The Trust and Partnership may pay all of part of these notes without any repayment penalties.

On December 5, 2017, the Trust and the Partnership together entered into eight unsecured loans for a total of $425,000 with varying principal amounts ranging from $25,000 to $100,000 with H. W. Hayes Trust (“Hayes Loans”). The Trust and the Partnership together also entered into two unsecured on-demand $25,000 loans for a total of $50,000 with Lita M. Sweitzer (“Sweitzer Loans”). The total principal amount of the Hayes Loans and the Sweitzer Loans is $475,000. The Hayes Loans and the Sweitzer Loans are due on June 20, 2019 or on demand, whichever occurs first. The Hayes Loans requires from a 0-120 day notification of the demand to repay the loans prior to June 20, 2019. Both the Hayes Loans and the Sweitzer Loans accrue interest at 7.0% per year on the unpaid balance and interest only payments shall be made monthly and are due on the first of the following month. The Trust and Partnership may pay all or part of these notes without any repayment penalties.

On August 24, 2012, the Yuma entity entered into a $5,500,000 mortgage loan with 1st Bank Yuma to refinance the then existing term debt. The mortgage loan calls for a 10 year maturity date and an interest rate of the Wall Street Journal Prime Rate plus one percentage point, with a floor of 5.0% per year. Prepayment fees exist for refinancing this debt with another lender until the maturity date. As of October 31, 2018, the mortgage loan was paid in full in connection with the Sale of the Yuma Hotel property.

On May 11, 2017, Yuma Hospitality Properties, LLLP entered into a $850,000 Promissory Note Agreement (“Yuma Loan Agreement”) as a credit facility to replenish funds for the hotel remodel with 1st Bank of Yuma Arizona Bank & Trust with a maturity date of September 1, 2022. The Yuma Loan Agreement has an initial interest rate of 5.50% with a variable rate adjustment equal to the Wall Street Journal Prime Rate plus 1.50% with a floor of 5.50% and no prepayment penalty. This credit facility is guaranteed by InnSuites Hospitality Trust. As of October 31, 2018, the Promissory Note was paid in full in connection with the sale of the Yuma Hotel property.

On June 29, 2017, Tucson Hospitality Properties, LLLP, a subsidiary of InnSuites Hospitality Trust, entered into a $5.0 million Business Loan Agreement (“Tucson Loan”) as a first mortgage credit facility with KS State Bank to refinance the existing first mortgage credit facility with an approximate payoff balance of $3.045 million which will allow Tucson Hospitality Properties, LLLP to be reimbursed for prior and future hotel improvements. The Tucson Loan has a maturity date of June 19, 2042. The Tucson Loan has an initial interest rate of 4.69% for the first five years and thereafter a variable rate equal to the US Treasury + 2.0% with a floor of 4.69% and no prepayment penalty. This credit facility is guaranteed by InnSuites Hospitality Trust, RRF Limited Partnership, Rare Earth Financial, LLC, James F. Wirth and Gail J. Wirth and the Wirth Family Trust dated July 14, 2016. As of October 31, 2018, the Tucson Loan was approximately $4,850,000.

Private Placement; Share Purchases

On February 28, 2017, the Trust entered into a Securities Purchase Agreement for the sale of 111,111 Shares of Beneficial Interest of the Trust, at a purchase price of $1.80 per Share, for the aggregate proceeds of $200,000 to the Trust. Pursuant to the Agreement, Rare Earth purchased 55,556 Shares of Beneficial Interest of the Trust and

Charles E Strickland purchased the remaining 55,555 Shares of Beneficial Interest. The Board of Trustees and the Audit Committee of the Board of Trustees approved this offering as part of the Trust’s NYSE Equity Enhancement Plan. The issuance of the Shares of Beneficial Interest by the Trust was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2).

On May 4, 2017, the Trust entered into a Securities Purchase Agreement the sale of 106,952 Shares of Beneficial Interest, at a purchase price of $1.87 per Share, for the aggregate proceeds of $200,000 to the Trust. Pursuant to the Agreement, Rare Earth purchased 53,476 Shares of Beneficial Interest and Charles E Strickland purchased the remaining 53,476 Shares of Beneficial Interest. The Board of Trustees and the Audit Committee of the Board of Trustees approved this offering as part of the Trust’s NYSE Equity Enhancement Plan. The issuance of the Shares of Beneficial Interest by the Trust was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2).

On July 10, 2017, the Trust entered into a Securities Purchase Agreement to purchase a total of 88,000 Shares of Beneficial Shares from three individuals, at a purchase price of $2.00 per Share, for the aggregate cost of $176,000 to the Trust. Pursuant to the Agreement, Marc Berg, Executive Vice President of the Trust, sold 40,000 Shares and two non-affiliated individuals each sold 24,000 Shares.

On July 10, 2017, the Partnership entered into multiple Assignment of Partners Interest Agreements (the “RRF Agreements”) to purchase a total of 433,900 Partnership units convertible 1-for-1 into Shares of the Trust at a purchase price of $2.00 per Partnership unit, for the aggregate cost of $867,800 to the Trust. Pursuant to the RRF Agreements, James F. Wirth, the Chairman and Chief Executive Officer of the Trust, sold 250,000 Partnership units and Mr. Wirth’s daughter, Pamela Barnhill, President and Chief Operating Officer of the Trust, sold 45,975 Partnership units. Three other of Mr. Wirth’s family members who are each not affiliated with the Trust each sold 45,975 Partnership units.

On January 2, 2001, the Board of Trustees approved a share repurchase program under Rule 10b-18 of the Securities Exchange Act of 1934, as amended, for the purchase of up to 250,000 Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. On September 10, 2002, August 18, 2005 and September 10, 2007, the Board of Trustees approved the purchase of up to 350,000 additional Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. Additionally, on January 5, 2009, September 15, 2009 and January 31, 2010, the Board of Trustees approved the purchase of up to 300,000, 250,000 and 350,000, respectively, additional Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. Acquired Shares of Beneficial Interest will be held in treasury and will be available for future acquisitions and financings and/or for awards granted under the Trusts’ equity compensation plans/programs.

For the years ended January 31, 2018 and 2017, the Trust repurchased 150,973 and 30,277 Shares of Beneficial Interest at an average price of $1.99 and $2.55 per share, respectively. The average price paid includes brokerage commissions. The Trust intends to continue repurchasing Shares of Beneficial Interest in compliance with applicable legal and NYSE AMERICAN requirements. The Trust remains authorized to repurchase an additional 662,117 Partnership units and/or Shares of Beneficial Interest pursuant to the publicly announced share repurchase program, which has no expiration date. Repurchased Shares of Beneficial Interest are accounted for as treasury stock in the Trust’s Consolidated Statements of Shareholders’ Equity.

During the nine months ended October 31, 2017, the Trust acquired 166,241 Shares of Beneficial Interest in open market transactions at an average price of $1.704 per share. The average price paid includes brokerage commissions. The Trust intends to continue repurchasing Shares of Beneficial Interest in compliance with applicable legal and NYSE American requirements. During the nine months period ended October 31, 2018, the Trust also repurchased 210,741 Shares of Beneficial Interest in private transactions for an average price of $2.26 per share by issuing note payables for each transaction with an annual interest rate of 7%. During the nine months period ended October 31, 2018, the Trusts related Company RRF Limited Partnership also repurchased 24,104 Shares of Beneficial Interest in private transactions for an average price of $1.72 per share by issuing note payables for each transaction with an annual interest rate of 7%. The Trust remains authorized to repurchase an additional 395,690 Partnership units and/or Shares of Beneficial Interest pursuant to the publicly announced share repurchase program, which has no expiration date.

Other Related Party Transactions

As of January 31, 2018 and 2017, the Trust paid Berg Investment Advisors $46,000 and $0, respectively, for additional consultative services including successfully negotiating refinances of our properties or sale of hotel properties which were rendered by Mr. Marc Berg, the Trust’s Executive Vice President.

As of January 31, 2018 and 2017, Mr. Wirth and his affiliates held 3,064,038 and 3,407,938 Class B Partnership units, which represented 23.86% and 25.8% of the total outstanding Partnership units, respectively. As of January 31, 2018 and 2017, Mr. Wirth and his affiliates held 6,939,429 and 6,939,429, respectively, Shares of Beneficial Interest in the Trust, which represented 70.99% and 71.93%, respectively, of the total issued and outstanding Shares of Beneficial Interest.

As of January 31, 2018 and 2017, the Trust owned 74.80% and 72.11% of the Partnership, respectively. As of January 31, 2018, the Partnership owned a 51.01% interest in the InnSuites® hotel located in Tucson. The Trust also owned a direct 12.79% interest in one InnSuites® hotel located in Yuma, Arizona and owned a direct 22.83% interest in one InnSuites® hotel located in Albuquerque, New Mexico.

The Trust directly manages the Hotels through the Trust’s wholly-owned subsidiary, InnSuites Hotels Inc. Under the management agreements, InnSuites Hotels Inc. manages the daily operations of the Hotels and the two hotels owned by affiliates of Mr. Wirth. Revenues and reimbursements among the Trust, InnSuites Hotels Inc. and the Partnership have been eliminated in consolidation. The management fees for the Hotels and the two hotels owned by affiliates of Mr. Wirth are set at 3.0% of room revenue and a monthly accounting fee of $2,000 per hotel. As of May 1, 2017, management fees increased to 5.0% of room revenues. These agreements have no expiration date and may be cancelled by either party with 90-days written notice or 30-days written notice in the event the property changes ownership. During the years ended January 31, 2018 and 2017, the Trust recognized approximately $200,000 and approximately $296,000, respectively of revenue.

On July 23, 2013, the Trust entered into a Corporate Card Agreement (“Corporate Purchase Cards”) with American Express Travel Related Services Company, Inc. The Corporate Card Agreement distributed a total of nine purchase cards - one to each of the four respective Hotels, one to the Trust, and one to each of the two respective hotels owned by affiliates of James F. Wirth. The Corporate Purchase Cards, with a total limit of $50,000, includes insignificant annual fees and $0 of interest per annum. Payments are due monthly. The Corporate Card Agreement may be cancelled by either party with 30-days written notice. Pamela J. Barnhill, the Trust’s President and Vice Chairperson and daughter of Mr. Wirth, initiated the nine purchase cards. As of January 31, 2018 and 2017, the Trust’s portion of the Corporate Purchase Cards balance was approximately $0 and $115,000, respectively.

During the fiscal years ended January 31, 2018 and 2017, the Trust paid Berg Investment Advisors $42,500 and $3,500, respectively, for additional consultative services rendered by Mr. Marc Berg, the Trust’s Executive Vice President.

Besides Pamela Barnhill, former Vice Chairperson and President of the Trust and daughter of Mr. Wirth, the Trust’s Chairman and Chief Executive Officer, the Trust also employs two other immediate family members of Mr. Wirth who provide technology and administrative support services to the Trust with each receiving a $47,500 yearly salary.

During the fiscal years ended January 31, 2018 and 2017, Rare Earth received restructuring fees of $440,000 and $0, respectively, relating to the syndications of our Yuma, Arizona and Albuquerque, New Mexico hotel properties.

On December 22, 2015, the Trust provided Advances to Affiliate – Related Party each in the amount of $500,000 to Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC. Mr. Wirth, individually and thru one of his affiliates owns approximately 100% and 42%, respectively, of Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC. Both notes have a due date of June 30, 2018 and accrue interest of 7.0%. During the fiscal year ended January 31, 2018, the Trust received $0 and $17,061 interest income from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively. As of January 31, 2018, the Advances from Affiliate – Related Party balance was $0 and $970,353 from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively. As of January 31, 2017, the Lending from Affiliate – Related Party balance was $19,483 and $359,684 from Phoenix Northern Resort, LLC and Tempe/Phoenix Airport Resort LLC, respectively.

Compensation Information

For information regarding compensation of our executive officers, see “Compensation of Trustees and Executive Officers” in this proxy statement.

Review, Approval or Ratification of Transactions with Related Parties

On December 10, 2013, the Board of Trustees adopted a Related Party Transactions Policy, which established procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members, entities with which they have a position or relationship, and persons known to us to be the beneficial owner of more than 5% of our Shares of Beneficial Interest. These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer. First, the related party transaction is presented to our executive management, including our Chief Financial Officer. Our Chief Financial Officer then discusses the transaction with our outside counsel, as needed. Lastly, the Audit Committee and the members of the Board of Trustees who do not have an interest in the transaction review the transaction and, if they approve, pass a resolution authorizing the transaction. In determining whether to approve a Related Party Transaction, the Audit Committee and the members of the Board of Trustees consider whether the terms of the related party transaction are fair to the Trust on the same basis as would apply if the transaction did not involve a related party; whether there are business reasons for the Trust to enter into the related party transaction; whether the related party transaction would impair the independence of the outside Trustee and whether the related party transaction would present an improper conflict of interest for any Trustee or executive officer of the Trust, taking into account the size of the transaction, the overall financial position of the trustee, executive officer or related party, the direct or indirect nature of the Trustee’s, executive officer’s or other related party interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee and members of the Board of Trustees deem relevant. Our Related Party Transactions Policy is available in the Corporate Governance portion of our website at www.innsuitestrust.com.

Certain Information Concerning the Trust

The following table shows the persons who were known to us to be beneficial owners of more than five percent of our outstanding Shares of Beneficial Interest, together with the number of Shares of Beneficial Interest owned beneficially by each Trustee, nominee for Trustee and executive officer, and the Trustees, nominee for Trustee and executive officers as a group. The percentages in the table are based on 9,573,175 Shares of Beneficial Interest issued and outstanding as of December 15, 2018. Unless otherwise specified, each person has sole voting and investment power of the Shares of Beneficial Interest that he or she beneficially owns.

Trustee, Trustee Nominee and Executive Officers	Shares Benefically Owned(1)	Percentage of Outstanding Shares
James F. Wirth(2)	6,715,567	70.1%
Pamela J. Barnhill(3)(4)	281,534	2.9%
Marc E. Berg	65,475	*
Leslie T. Kutasi	42,000	*
JR Chase	29,357	*
Adam B. Remis(4)	12,500	*
Steven S. Robson	314,723	3%
Trustees, Trustee Nominee and Executive Officers	7,461,156	78%
*	Less than one percent (1.0%).
(1)	Pursuant to the SEC’s rules, “beneficial ownership” includes Shares that may be acquired within 60 days following December 15, 2018. However, none of the individuals listed in the table had the right to acquire any Shares within the 60-day period.
(2)	All Shares are owned jointly by Mr. Wirth and his spouse and/or by Rare Earth Financial, LLC, except for 1,738,476 Shares that are voted separately by Mr. Wirth and 1,239,078 Shares that are voted separately by Mrs. Wirth. Mr. Wirth has pledged 1,466,153, and Mrs. Wirth has pledged 300,000 of these Shares as security. Mr. Wirth, his spouse and children own directly and indirectly all 3,407,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees. Mr. Wirth’s business address is 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020.
(3)	Includes 24,098 Shares held by minor children.
(4)	Resigned as officer in 2018.

The following table provides information about our equity compensation plans (other than qualified employee benefits plans and plans available to shareholders on a pro rata basis) as of January 31, 2018:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	0	$	N/A	8,560
Equity compensation plans not approved by security holders	None		None	None
(1)	We have 1,000,000 options available for future grants under our 1997 Stock Incentive and Option Plan.

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal years ended January 31, 2018 and 2017 were audited by Hall & Company Certified Public Accountants & Consultants, Inc. (“Hall CPAs”).

Appointment of Hall & Company

The following table presents aggregate fees for the fiscal years ended January 31, 2018, and 2017, for professional services rendered by Hall CPAs:

	Hall CPAs 2017	Hall CPAS 2018
Audit Fees(1)	$77,122	$80,000	$
Tax Fees(2)	—	—
Other Fees	—	—
Total	$77,122	$80,000	$
(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements, review of financial statements included in our quarterly reports and related services normally provide in connection with statutory and regulatory filings and engagements.
(2)	No tax fees were incurred by Hall CPAs as the Trust self-prepares its own tax returns.

The Board of Trustees has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence. There were no fees billed by or paid to our independent registered public accounting firm during the years ended January 31, 2018 and 2017 for tax compliance, tax advice or tax planning services or for financial information systems design and implementation services.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee pre-approves all fees for services performed by our independent auditors, currently Hall & Companyt, Inc. Unless a type of service our independent auditors provided received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with these policies and procedures.

Other Matters

The Trustees know of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. Should other matters properly come before the Annual Meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

Other Information

Shareholder Proposals

If a shareholder intends to present a proposal at the 2019 Annual Meeting of Shareholders, it must be received by us for consideration for inclusion in our proxy statement and form of proxy relating to that meeting on or before May 1,2019 , unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case the deadline for submission of shareholder proposals will be a reasonable time before we begin to print and send proxy materials. A shareholder who wishes to present a proposal at the 2019 Annual Meeting of Shareholders, but does not wish to have that proposal included in our proxy statement and form of proxy relating to that meeting, must notify us of the proposal before June 15, 2019, unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case we must receive a notice of the proposal a reasonable time before we send proxy materials. Shareholders should submit their proposals to InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020, Attention: Secretary. If notice of the proposal is not received by us by the date specified herein, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees

/s/ MARC E. BERG
December 14, 2018	Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/28/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/28/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Trustees recommends you vote FOR the following:

1. Election of Trustees

Nominees

	For	Against	Abstain
1A Marc E. Berg	☐	☐	☐
1B Jessie Ronnie Chase	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000391764_1 R1.0.1.17

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

INNSUITES HOSPITALITY TRUST
Annual Meeting of Shareholders
January 29, 2019 1:00 PM
This proxy is solicited by the Board of Directors

The shareholders hereby appoints James Wirth and Marc E. Berg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INNSUITES HOSPITALITY TRUST that the shareholders are entitled to vote at the Annual Meeting of shareholders to be held at 01:00 PM, LST on 1/29/2019, at the InnSuites Hospitality Trust 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona, 85020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000391764_2 R1.0.1.17

Continued and to be signed on reverse side